EXHIBIT B

PROPOSAL FOR INCLUSION IN CELERITEK'S ANNUAL MEETING PROXY
STATEMENT PROPOSAL:
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That Section 5.6 of the Company's bylaws be amended and restated
to read as follows:

	SECTION 5.6 CHAIRMAN OF THE BOARD. The chairman of the board shall be an outside director, and if present, shall preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws.

That Section 5.7 of the Company's bylaws be amended and restated to read as follows:

         SECTION 5.7 PRESIDENT. The president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, have general supervision, direction, and control of the business and the officers of the corporation. He shall preside at all meetings of the shareholders and, in the absence of a chairman of the board, at all meetings of the board of directors. He shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.


STATEMENT BY SHAREHOLDER IN SUPPORT OF THE PROPOSAL:
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Currently, the Company's bylaws provide that if there is no President, then the Chairman of the Board will have the power given to the President by Section 5.7 of the Company's bylaws. Amending Sections 5.6 and 5.7 of the Company's bylaws to provide that the Chairman of the Board cannot also be the President, will lessen the potential power and control that one person could have over the Company and its affairs. The requirement proposed by the amendment to Section 5.6 that the Chairman of the Board be an outside director also improves corporate governance. An outside director is generally a director who is not a current employee of the Company, is not a former employee who receives compensation for prior services; has not been an officer of the Company, and does not receive, directly or indirectly, remuneration from the Company in any capacity other than as a director. Therefore, the requirement that the Chairman of the Board be an outside director helps assure independence. I encourage you to vote for the approval of these amendments to the Company's bylaws.